AGREEMENT FOR CONDITIONAL OPTION FOR EXCHANGE OF NET
PROFITS INTEREST FOR CONVERTIBLE PREFERRED STOCK

TIIIS AGREEMENT is by and between TENGASCO, INC., a Tennessee corporation, as GRANTOR and HOACTZIN PARTNERS, L.P. as GRANTEE.

In consideration of the following agreements of Grantee:

Grantee's agreement to receive a net profits interest in a methane extraction project of Manufactured Methane Corporation as set out in conveyance dated September 17, 2007 from Manufactured Methane Corporation to Grantee (the "Net Profits Interest") which interest is to be reduced if certain sums are received by Grantee as set out in the Net Profits Interest; and

Grantee's agreement to enter into a subscription for all available units in and to that certain drilling program dated September 17, 2007 for a ten well program by Grantor in Kansas (the "Drilling Program") and to receive working interest revenues and to pay management fees to Grantor for certain periods;

Grantor and Grantee hereby enter into the agreements set out below, and Grantor grants and conveys to Grantee those rights, interests, or privileges set out below:

In the event that the Grantee has not received from its interest in the Drilling Program and the Net Profits Interest, twenty five percent (25%) of the aggregate consideration paid for the Drilling Program by Grantee on or before December 31, 2009, then on January 1, 2010 Grantee shall have the right at Grantee's option (the "Option") to exchange 20% of its Net Profits Interest for shares of convertible preferred stock of Grantor (the "Convertible Preferred") with a liquidation value equal to 20% of the consideration paid for the Drilling Program by Grantee plus the total of all additional expenses funded in relation thereto, less the net proceeds (net of any and all operating expenses and management fees) received by Grantor from its interests in the Drilling Program and the Net Profits Interest at the time of such exchange. Grantor hereby agrees that it will take all steps to authorize and issue to Grantee upon request of Grantee such Convertible Preferred in such amount.

In addition, the Grantee shall have, commencing on January 1, 2011 and on January 1 of each successive year, an additional right to exchange a portion of its Net Profits Interest for Convertible Preferred as set out in this paragraph. If during each year commencing January 1, 2011 the Investment (defined below) is reduced by proceeds of the Drilling Program and/or the Net Profits Interest received by Grantee by less than 20% from the amount at January 1 of that same year, then Grantee shall have on such date and on each anniversary of such date thereafter the option to exchange up to 20% of its Net Profits Interest for Convertible Preferred with a liquidation value equal to 20% of the amount of the Investment as exists on such date. The "Investment" for the purpose of this paragraph shall consist of the total consideration paid for the Drilling Program by Grantee (including any funding of operating or other expenses in relation thereto), less the net proceeds (net of any and all operating expenses and management fees) received by Grantee from its interests in the Drilling Program and the Net Profits Interest, and less the initial liquidation value of Convertible Preferred received by operation of this or the preceding paragraph, if any. Notwithstanding any provision herein contained to the contrary, Grantor shall have at all times the right to make payment to Grantee on or before December 31 in any year in such amounts and from any source of funds available to Grantor from time to time as may be required, when taken together with any other reductions to the Investment occurring in that year, to reduce the Investment by either 25% or 20% in any year and to thereby preclude any option by Grantee to exchange for Convertible Preferred to come into existence as to that year.

The Convertible Preferred shall have the following characteristics:

•	No specified redemption date.

•	Liquidation value is convertible at option of holder to TGC common stock at the average closing price of the common stock on the twenty trailing business days prior to the date of such issuance.

•

Conversion right limited to no more than 19% of the then-outstanding common shares of the Grantor or to such smaller number that will result in shareholder approval of the issuance of common stock to be issued on conversion not being required -under the then-applicable rules of the American Stock Exchange or such exchange on which the Grantor's common stock may then be traded.

•	10% Dividend payable quarterly.

The parties hereto further agree as follows:

1.

Failure by Grantor to promptly issue the Convertible Preferred when obligated shall constitute a breach of this Agreement and of the Kansas Ten Well Drilling Program and Agreement and Conveyance of Net Profit Interest, each of even date herewith, and Grantee shall be entitled to any and all remedies available at law or equity, including specific performance.

2.

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. Any provision of this Agreement that may be unenforceable or invalid under any law shall be ineffective to the extent of such ninenforceahility or invalidity without affecting the enforceability or validity of any other provision hereof.

3.

Any notice required to be given to any person shall be deemed sufficient if mailed, postage prepaid, to such person's address as follows, unless other address is furnished to the other party at any time for the purpose of receiving notices hereunder:

Tengasco, Inc.

10215 Technology Drive, Suite 301

Knoxville, TN 37932

Hoactzin Partners, L.P. P. O. Box 16867

Fernandina Beach, FL 32035

4.

This Agreement may not be assigned without the written consent of the other party, provided that the Grantor's consent to an assignment by Grantee of its interests shall not be unreasonably withheld. The provisions of this Agreement are binding on any assigns and successors of the assigning party.

5.

The Parties hereby irrevocably consent and submit to the exclusive jurisdiction of, and exclusive venue in, the United States federal courts and the courts of the State of Tennessee in Knoxville, Tennessee, in connection with any action or proceeding arising out of or relating to this Agreement and Conveyance or any document or instrument delivered pursuant hereto.

6.

Notwithstanding anything to the contrary, in no event shall the amount taken, reserved or paid, charged or agreed to be paid, for the use, forbearance or detention of money advanced pursuant hereto or pursuant to any other document executed in connection herewith, exceed the maximum rate allowed by Tennessee law. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any other provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

The parties hereto agree that each of them shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or appropriate to carr y out or to perform the provisions of this Agreement.

SIGNED AND EFFECTIVE this the 17th day of September, 2007, Tengasco, Inc.

By: s/Jeffrey R. Bailey

Jeffrey R. Bailey, Chief Executive Officer

HOACTZIN PARTNERS, L.P.

By: Dolphin Advisors, LLC, its managing general partner By: Dolphin Management Inc., its managing member

By: s/Peter E. Salas

Title: President